Exhibit 99.1

September 18, 2018	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Announces Five-Year Extended and Amended $275 Million Credit Agreements

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) (the “Company”) announced today that it has extended and amended its existing revolving credit agreement with Wells Fargo Bank (Wells Fargo) and its term loan agreement with Gordon Brothers Finance Company (GBF). These agreements are coordinated through an intercreditor agreement and provide for combined borrowing availability of $275 million.

Key features of the amended agreements include:

•	Extending the terms to September 18, 2023 from the previous maturities of February 3, 2020;

•	Removing cash dominion with it applying in the future only if excess availability is less than 12.5% of the Loan Cap;

•	Increasing the Wells Fargo revolving borrowing limit to $240 million from the previous $225 million with an increase in the inventory advance rate;

•	Decreasing the GBF term loan amount from $50 million to $35 million and lowering the borrowing rate by 25 basis points; and

•	Administrative improvements that will enhance liquidity.

The impact of the new agreements will decrease annual borrowing costs by approximately $1 million and will result in all loan amounts outstanding being classified as long-term obligations. Borrowings under the amended agreements remain available for working capital and general corporate purposes, as well as to support the Company’s letter of credit requirements.

“Our improving results reflect the progress we are making with our strategic initiatives and provided us the opportunity to make positive changes to our credit agreements. We appreciate the support of our lending partners, Wells Fargo and GBF, and their collaboration to successfully complete these amendments,” said Greg Kleffner, Chief Financial Officer. “The changes announced today provide additional flexibility which will aid liquidity and is another step in a positive direction for Stein Mart.”

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 289 stores across 30 states. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: dependence on our ability to purchase merchandise at competitive terms through relationships with our vendors and their factors, consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, dividend impact on stock price, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.